Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2016

SAN FRANCISCO--(BUSINESS WIRE)--May 3, 2016--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2016.

Highlights

  CAI reported revenue for the first quarter of 2016 of $67.0 million, an increase of $8.5 million compared to the first quarter of 2015. The increase in revenue was primarily due to growth in our logistics business. Lease-related revenue for the first quarter of 2016 was $58.8 million, an increase of $0.3 million, or 1%, compared to the first quarter of 2015.
  Net income attributable to CAI common stockholders for the first quarter of 2016 was $7.2 million, or $0.36 per fully diluted share.
  Average container utilization during the first quarter of 2016 was 91.2% (on a CEU basis) compared to 93.5% for the first quarter of 2015, and 91.1% for the fourth quarter of 2015.
  Average railcar utilization during the first quarter of 2016 was 96.5% compared to 93.3% for the first quarter of 2015, and 96.1% for the fourth quarter of 2015.
  During the first quarter of 2016, CAI increased the number of railcars in its fleet to 5,338, with the purchase of 242 new and used railcars for $22.2 million.
  Rental revenue from CAI’s railcar assets was $7.3 million during the first quarter of 2016, an increase of 149% compared to the first quarter of 2015, and 28% compared to the fourth quarter of 2015.
  On February 12, 2016 CAI acquired Challenger Overseas, LLC (Challenger), a New Jersey based Non-Vessel Operating Common Carrier (NVOCC) for approximately $11 million, a portion of which is based on the future performance of Challenger.
  Logistics revenue for the first quarter of 2016 was $8.2 million, primarily due to the acquisition of ClearPointt Logistics LLC (ClearPointt) in July 2015, and Challenger in February 2016.
  Under the previously approved share repurchase program, CAI repurchased approximately 700,000 shares in the first quarter of 2016 at an average price of $8.54.

Revenue for the first quarter of 2016 was $67.0 million, compared to $58.5 million for the first quarter of 2015, an increase of 14%. Revenue from CAI’s railcar assets increased over the same period by $4.3 million to $7.3 million as a result of growth in the railcar fleet, whereas revenue from the container leasing business decreased by $3.4 million to $50.9 million, reflecting a reduction in utilization and lease rates over the period. Management fee revenue for the first quarter of 2016 was $0.6 million, a decrease of $0.6 million compared to the first quarter of 2015, due primarily to the decrease in size of the managed fleet. Logistics revenue for the first quarter of 2016 was $8.2 million, primarily arising from our acquisition of ClearPointt in July 2015 and Challenger in February 2016.

Net income attributable to CAI common stockholders for the first quarter 2016 was $7.2 million, or $0.36 per fully diluted share, compared to $13.5 million, or $0.64 per fully diluted share, for the first quarter of 2015.

Victor Garcia, Chief Executive Officer of CAI, commented, “The first quarter is typically our weakest quarter being the period of the year when we receive redeliveries of equipment after the traditional holiday season. Net redeliveries were greatest during January and February, while in March we began to receive more demand for equipment lease outs, though overall the demand was moderate. For the quarter, we reported net income of $7.2 million, or $0.36 per fully diluted share. The results for the quarter were impacted by a greater number of off-hire units as compared to the same period last year and by continued low container sales prices during the period. Our focus for the container leasing segment continues to be reducing off-hire costs and increasing utilization, by disposing of older equipment and moving equipment to higher demand locations for sale or lease.

“Equipment prices during the first quarter remained low by historical standards, particularly in Asia, due to high inventory levels. Towards the end of the quarter, however, we have seen increased demand for equipment sales and have begun to increase prices in certain locations in and out of Asia. We believe that the increase in Chinese steel prices of approximately 80% from the December 2015 lows will increase new container prices, which we expect will have a positive effect on prices in the secondary sales market. Chinese steel prices at the end of April 2016 were at approximately the same price level as at the beginning of 2015, a period when new container prices were significantly higher.

“We expect that demand for containers will improve over the next six months and with limited new investment in equipment, we expect our utilization to improve over that period. Lease rates remain very competitive, particularly for idle equipment in depots. However, we expect lease rates to improve as demand for containers increases over the coming months and utilization for lessors improves.”

Mr. Garcia continued, “Our rail assets reported utilization of 96.5% for the quarter and the segment’s performance was strong. For the quarter, revenue from rail assets was $7.3 million, or 12% of total lease-related revenue. We expect our rail segment to continue being a growing share of our revenue and earnings. Railroad equipment velocity has increased as a result of a decline in coal volumes and oil tank car shipments. As a result of the increased rail velocity and backlog of new equipment deliveries, the need for equipment has moderated which has placed pressure on railcar leasing rates. We continue to have a diversified fleet of equipment on long term leases and expect that overall the performance of our rail group will remain strong in 2016.

“Logistics revenue for the first quarter was $8.2 million, an increase of 35% from the fourth quarter of 2015; approximately 60% of the increase was due to organic growth in the business. We are very pleased with the progress we are making in enhancing our logistics business. We have continued to win new customers and expected continued growth in the segment. We have added additional operational and sales staff to enhance our national presence and expect continued strong revenue growth from the segment. We included only a partial quarter’s results from our acquisition of Challenger that was completed in February 2016. Challenger’s results are in line with our expectations and we expect its second quarter to contribute to our overall net income.

“During the quarter, we also completed the repurchase of approximately 700,000 shares at an average price of $8.54 per share. During the last two years, we have repurchased approximately 3.3 million shares, representing 15% of our outstanding common stock, which we believe benefits our long-term shareholders. We will continue to look for opportunities to build long-term shareholder value that strengthens our overall business.”

Mr. Garcia concluded, “Although we are working our way through the effects of a moderate demand period in our container business, we are excited by the steady progress we are making in strengthening and diversifying our business. We believe that container demand will improve over the coming months and that the efforts we are making on other fronts will continue to expand the overall intrinsic value of our company. We are excited about the direction of our efforts and are focused on achieving our strategic business plan.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2016	2015
Assets
Current assets
Cash	$17,968	$17,447
Cash held by variable interest entities	35,134	35,106
Accounts receivable, net of allowance for doubtful accounts of $807 and $548 at March 31, 2016 and December 31, 2015, respectively	61,556	55,284
Current portion of direct finance leases	21,108	21,158
Prepaid expenses and other current assets	2,202	2,155
Total current assets	137,968	131,150
Restricted cash	6,957	7,212
Rental equipment, net of accumulated depreciation of $368,471 and $349,810 at March 31, 2016 and December 31, 2015, respectively	1,751,345	1,748,211
Net investment in direct finance leases	84,097	82,210
Goodwill	8,994	2,905
Intangible assets, net of accumulated amortization of $1,313 and $1,237 at March 31, 2016 and December 31, 2015, respectively	4,820	1,223
Furniture, fixtures and equipment, net of accumulated depreciation of $2,212 and $2,027 at March 31, 2016 and December 31, 2015, respectively	621	674
Total assets	$1,994,802	$1,973,585

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$14,989	$11,962
Accrued expenses and other current liabilities	5,205	4,813
Due to container investors	5,995	5,801
Unearned revenue	13,384	11,990
Current portion of debt	114,533	169,596
Rental equipment payable	13,023	10,901
Total current liabilities	167,129	215,063
Debt	1,313,548	1,249,057
Deferred income tax liability	48,304	48,204
Other long term liabilities	2,000	-
Total liabilities	1,530,981	1,512,324

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,428,894 and 20,132,706 shares at March 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	142,961	148,523
Accumulated other comprehensive loss	(7,000)	(7,922)
Retained earnings	326,901	319,735
Total CAI stockholders' equity	462,864	460,338
Non-controlling interest	957	923
Total stockholders' equity	463,821	461,261
Total liabilities and stockholders' equity	$1,994,802	$1,973,585

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Revenue
Container lease income	$50,914	$54,320
Rail lease income	7,257	2,915
Logistics revenue	8,164	-
Management fee revenue	631	1,257
Total revenue	66,966	58,492

Operating expenses
Depreciation of rental equipment	23,034	21,223
Storage, handling and other expenses	9,051	6,765
Logistics transportation costs	6,942	-
Loss (gain) on sale of used rental equipment	733	(357)
Administrative expenses	8,750	7,211
Total operating expenses	48,510	34,842

Operating income	18,456	23,650

Other expenses
Net interest expense	9,993	8,778
Other expense (income)	130	(41)
Total other expenses	10,123	8,737

Net income before income taxes and non-controlling interest	8,333	14,913
Income tax expense	1,133	1,342

Net income	7,200	13,571
Net income attributable to non-controlling interest	(34)	(29)
Net income attributable to CAI common stockholders	$7,166	$13,542

Net income per share attributable to CAI common stockholders
Basic	$0.36	$0.65
Diluted	$0.36	$0.64

Weighted average shares outstanding
Basic	19,774	20,903
Diluted	19,833	21,295

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$7,200	$13,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,113	21,330
Amortization of debt issuance costs	705	692
Amortization of intangible assets	76	84
Stock-based compensation expense	470	512
Unrealized (gain) loss on foreign exchange	(7)	114
Loss (gain) on sale of used rental equipment	733	(357)
Deferred income taxes	100	325
Bad debt expense	150	104
Changes in other operating assets and liabilities:
Accounts receivable	(7,993)	6,219
Prepaid expenses and other assets	(53)	25
Accounts payable, accrued expenses and other current liabilities	4,040	(5,928)
Due to container investors	194	(2,953)
Unearned revenue	1,383	466
Net cash provided by operating activities	30,111	34,204
Cash flows from investing activities
Purchase of rental equipment	(45,844)	(88,332)
Acquisitions, net of cash acquired	(6,680)	-
Net proceeds from sale of used rental equipment	12,740	13,884
Purchase of furniture, fixtures and equipment	(25)	(15)
Receipt of principal payments from direct financing leases	7,073	5,154
Net cash used in investing activities	(32,736)	(69,309)
Cash flows from financing activities
Proceeds from debt	145,200	94,581
Principal payments on debt	(136,445)	(59,952)
Debt issuance costs	(10)	(1,654)
Decrease in restricted cash	255	254
Repurchase of stock	(6,032)	-
Exercise of stock options	-	4,374
Excess tax benefit from share-based compensation awards	-	810
Net cash provided by financing activities	2,968	38,413
Effect on cash of foreign currency translation	206	(469)
Net increase in cash	549	2,839
Cash at beginning of the period	52,553	53,821
Cash at end of the period	$53,102	$56,660

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2016	2015

Owned container fleet in TEUs	969,994	967,649
Managed container fleet in TEUs	193,269	229,575
Total container fleet in TEUs	1,163,263	1,197,224

Owned container fleet in CEUs	1,025,413	998,166
Managed container fleet in CEUs	173,618	208,326
Total container fleet in CEUs	1,199,031	1,206,492

Owned railcar fleet in units	5,338	2,649

	Three Months Ended
	March 31,
	2016	2015
Average Utilization
Container Fleet Utilization in TEUs	90.6%	92.9%
Container Fleet Utilization in CEUs	91.2%	93.5%
Railcar Fleet Utilization in units	96.5%	93.3%

	As of March 31,
	2016	2015
Period Ending Utilization
Container Fleet Utilization in TEUs	92.2%	92.8%
Container Fleet Utilization in CEUs	92.5%	93.5%
Railcar Fleet Utilization in units	96.2%	91.8%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the first quarter of 2016 will be held on Tuesday, May 3, 2016 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2016 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2016, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 5,338 railcars that it leases within North America. CAI operates through 18 offices located in 13 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisitions of ClearPointt and Challenger. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com